EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of AmVestors Financial Corporation on Form S-3 of our reports with respect to Financial Benefit Group dated March 22, 1996, apearing in the Annual Report on Form 10-K of Financial Benefit Group, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in this Registration Statement.

/s/ Deloitte & Touche LLP
Miami, Florida
August 12, 1996